Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-189594, 333-212072, 333-219777 and 333-225716 on Form S-8 of our reports dated February 21, 2019, relating to the consolidated financial statements of Gogo Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s adoption of FASB ASC 606, Revenue from Contracts with Customers, effective January 1, 2018), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Gogo Inc. and subsidiaries for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 21, 2019